Exhibit 10-F

FORM OF UNIFIRST CORPORATION STOCK OPTION AWARD TO EXECUTIVE OFFICERS

UNIFIRST CORPORATION

NON-QUALIFIED STOCK OPTION GRANTED
UNDER THE UNIFIRST CORPORATION
1996 STOCK INCENTIVE PLAN

Name of Optionee:
No. of Option Shares:

Option Exercise Price per Share:

Grant Date: October 25, 2004.
Expiration Date: October 25, 2014.

Pursuant to the UniFirst Corporation 1996 Stock Incentive Plan (the “Plan”), UniFirst Corporation (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $.10 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Plan.

1.

Vesting Schedule. No portion of this Stock Option may be exercised until such portion shall have vested. Except as set forth below, and subject to the discretion of the Committee to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable only as follows: 100% of the Option Shares shall become vested and exercisable on the fifth anniversary of the Grant Date. Upon the occurrence of a Change of Control of the Company, this Stock Option shall become fully vested and exercisable, whether or not this Stock Option or any portion hereof is otherwise vested and exercisable at such time.

2.

Manner of Exercise. The Optionee may exercise this Stock Option as set forth in, and subject to the provisions of, Section 5(a)(iv) of the Plan. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the shares of Stock transferred to the Optionee upon the exercise of this Stock Option shall be net of the number of shares attested to. Certificates for shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance, to the satisfaction of the Committee, with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.

3.

Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary is terminated, this Stock Option shall (except as set forth in Section 3(c) hereof or as otherwise determined by the Committee in the sole authority and discretion) immediately cease to vest and may be subject to earlier termination as set forth below.

(a)

 Termination Due to Death. If the Optionee’s employment terminates by reason of death, that portion of this Stock Option which was vested and exercisable at the date of death may thereafter be exercised by the Optionee’s legal representative or legatee for a period of one year from the date of death or until the Expiration Date, if earlier.

(b)

 Termination Due to Disability. If the Optionee’s employment terminates by reason of Disability (as determined in the sole authority and discretion of the Committee), that portion of this Stock Option which was vested and exercisable at the time of such termination may thereafter be exercised for a period of one year from the date of such termination or until the Expiration Date, earlier.

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 Termination Due to Normal Retirement. If the Optionee’s employment terminates by reason of Normal Retirement (as determined in the sole authority and discretion of the Committee), this Stock Option shall be deemed to have fully vested and be exercisable as of the date of normal retirement and shall continue to be exercisable until the Expiration Date

(d)	Termination for Cause. If the Optionee’s employment terminates for Cause, any Stock Option held by the Optionee shall terminate immediately and be of no further force and effect.

(e)

 Other Termination. If the Optionee’s employment terminates for any reason other than death, Disability, Normal Retirement or Cause, that portion of this Stock Option which was vested and exercisable on the date of such termination may thereafter be exercisable for a period of three months from the date of termination or until the Expiration Date, if earlier.

The Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees. Any portion of this Stock Option which terminates shall be of no further force and effect.

4.	Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

5.

Nontransferability.     This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.

Tax Withholding. By exercising any portion of this Stock Option, Optionee agrees that he or she shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.

7.Miscellaneous.

(a)

Notice hereunder shall be given to the Company (attention to its Chief Financial Officer) at its principal place of business, and shall be given to the Optionee at his or her most recent address as maintained on the Company’s employment records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)	This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by the Company or any Subsidiary.

UniFirst Corporation By: /s/ Ronald D. Croatti Ronald D. Croatti, Chief Executive Officer